UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Standard Microsystems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

PROXY STATEMENT
VOTING RIGHTS AND SOLICITATION OF PROXIES
STOCKHOLDER PROPOSALS AND OTHER MATTERS
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL 2 TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SMSC FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2009.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS -- FISCAL YEAR 2008
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED -- FISCAL YEAR 2008
PENSION BENEFITS -- FISCAL YEAR 2008 (as of February 29, 2008)
DIRECTOR COMPENSATION -- FISCAL YEAR 2008(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE COMPENSATION COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT

STANDARD MICROSYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 10, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation (“SMSC” or the “Company”) will be held at 10 a.m. (EDT) on July 10, 2008, at the Company’s headquarters at 80 Arkay Drive, Hauppauge, NY 11788, for the following purposes:

1. To elect directors;

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2009; and

3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

In accordance with the bylaws of SMSC, the Board of Directors has fixed the close of business on May 15, 2008 as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Walter Siegel
Vice President, General Counsel & Secretary

May 23, 2008

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD SENT TO YOU. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

STANDARD MICROSYSTEMS CORPORATION
80 Arkay Drive
Hauppauge, New York 11788

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 10, 2008

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Standard Microsystems Corporation, a Delaware corporation (“SMSC” or the “Company”), for use at its Annual Meeting of Stockholders to be held at 10:00 a.m. (EDT) on July 10, 2008 at the principal executive offices of the Company, located at 80 Arkay Drive, Hauppauge, New York 11788 and at any adjournment thereof. The approximate date on which this statement and the accompanying proxy are first being mailed to stockholders is May 23, 2008.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Every stockholder of SMSC is entitled to cast, in person or by proxy, one vote for each share of SMSC common stock held at the close of business on May 15, 2008, the record date for the Annual Meeting. At that date, SMSC had 22,469,657 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Executing and returning your proxy will not affect your right to attend the Annual meeting and vote in person. If you do attend, you may vote by ballot at the Annual Meeting, thereby effectively canceling any proxies previously given. In addition, a shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

The election of Directors of the Company (“Directors”) is decided by a plurality of the votes duly cast at the Annual Meeting. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. A majority of the votes duly cast at the Annual Meeting is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes are not treated as votes cast in the election of Directors or any other matters and, therefore, will have no effect on the approval of any such matter. The proxies named in the enclosed form of proxy or their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

No business other than as set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting, but should any other matter requiring a vote of Stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person.

The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMSC. In addition to soliciting proxies by mail, SMSC may make request for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, Directors or employees of SMSC, at nominal cost to SMSC, or by any one or more of the foregoing means.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will also determine whether a quorum is present.

In accordance with rules recently adopted by the Securities and Exchange Commission (the “SEC”), the Company is mailing to its record and beneficial shareholders a Notice of Internet Availability of Proxy Materials at least 40 calendar days prior to the Annual Meeting, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of SMSC’s proxy materials by mail, unless through the process described in the paragraph below. If you wish to receive a printed copy of the Company’s proxy materials for the Annual meeting, please follow the instructions for requesting those materials set forth in the notice of Internet Availability of Proxy Materials.

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by SMSC by January 24, 2009. All stockholder proposals should be sent to the Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788. SMSC retains discretion to vote proxies it receives for any stockholder proposal submitted for consideration at next year’s annual meeting not received by April 7, 2009 (or, under SMSC’s bylaws, May 12, 2009, for nominations for Directors). In addition, for proposals or nominations received by the applicable date in the immediately preceding sentence, SMSC retains discretion to vote proxies it receives provided that (1) SMSC includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently has six members. A majority of our Board satisfies the current independence requirements of NASDAQ and the SEC.

Our bylaws provide that our Board consists of no fewer than three persons. The exact number of members of our Board is determined from time to time by resolution of a majority of our full Board. The Board resolved at its April 2008 meeting to increase the number of directors to seven if all nominees for directorships are elected at the 2008 Annual Meeting.

Our Board is divided into three classes, with each Director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Bilodeau and Dicks serve as Directors with a term expiring on the date of the 2008 Annual Meeting. Messrs. Caggia and Donahue serve as Directors with a term expiring on the date of the 2009 Annual Meeting. Messrs. Craig and Frisch serve as Directors with a term expiring on the date of the 2010 Annual Meeting. Our certificate of incorporation requires that such classes be as nearly equal in number of Directors as possible.

At the Annual Meeting, three Directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2011, or until their respective successors are elected and qualified. The Board has nominated for re-election Steven J. Bilodeau and Peter F. Dicks as Directors, and has also nominated Stephen C. McCluski for election as a Director. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board in the place of a nominee unable to serve. The Board has determined that Mr. Dicks and Mr. McCluski are independent directors within the meaning of applicable regulations of NASDAQ and the federal securities laws.

The Board recommends that stockholders vote
“FOR” the Company’s nominees for Director.

Set forth below is a brief biography of each nominee for election as a Director and of all other members of the Board who will continue in office.

Nominees for Election as Directors
Term Expiring 2011

Steven J. Bilodeau (49).  Mr. Bilodeau has been a Director of the Company since 1999 and currently serves as Chairman, President and Chief Executive Officer of SMSC, and acting Chief Financial Officer. Mr. Bilodeau is also a director of Conexant, Inc. and Gennum Corporation.

Peter F. Dicks (65).  Mr. Dicks has been a Director since 1992 and also served as a Director from 1976 to 1991. His primary occupation is serving as a corporate director; directorships include, among others, Polar Capital Technology Trust, Graphite Enterprise Trust PLC, SportingBet PLC and Gartmore Fledging Index Trust.

Stephen C. McCluski (55).  Mr. McCluski has been nominated to be a Director by the Board of Directors and the Governance Committee of the Company. Mr. McCluski served as Senior Vice President and Chief Financial Officer at Bausch & Lomb Inc. until retirement in 2007. He also serves as a director of ImmunoGen, Inc. and Indevus Pharmaceuticals, Inc.

Incumbent Directors
Term Expiring 2009

Andrew M. Caggia (59).  Mr. Caggia has been a Director since 2001. Mr. Caggia retired from SMSC after serving as Senior Vice President and Chief Financial Officer of SMSC from February 2000 until October 12, 2005 except for a short period in June 2005.

James A. Donahue (59).  Mr. Donahue has been a Director since 2003 and for the past five years has been Director, President and Chief Executive Officer of Cohu, Inc.

Incumbent Directors
Term Expiring 2010

Timothy P. Craig (56).  Mr. Craig has been a Director since 2003. He formerly was President of the Consumer Printer Division of Lexmark International, Inc., from which he retired in 2003. He is currently President of Corevalus Systems, a small privately held company providing computer related music services to religious institutions.

Ivan T. Frisch (70).  Mr. Frisch has been a Director since 1992. He previously served as Executive Vice President and Provost of Polytechnic University of New York, from which he retired in 2003.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board held eleven meetings in fiscal year 2008. It is the Company’s policy that Directors are expected to attend all or substantially all Board meetings and meetings of the Board committees on which they serve. Each Director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such Director served.

The Board does not have a formal policy on Directors’ attendance at annual stockholder meetings, but it has been common practice for all Directors to attend the annual meeting, and all current Directors except Mr. Dicks attended the most recent annual meeting in July of 2007.

The Board has established the position of Lead Independent Director, and has determined that the Chairman of the Corporate Governance Committee, currently Mr. Frisch, will fulfill that role. The Lead Independent Director is responsible, among other things, for: coordinating the activities of the other independent Directors; presiding at non-management meetings of the independent Directors; relating to management Directors the results of deliberations among non-management Directors; acting as Chairman in the event the Chairman is unavailable; and acting as representative of the non-management Directors for communications with interested parties.

Our standing Board committees consist of an audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a compensation committee (the “Compensation Committee”) and a corporate governance committee (the “Governance Committee”).

Audit Committee:  The Audit Committee currently consists of Mr. Donahue (Chairman), Mr. Craig and Mr. Frisch. Each member of our Audit Committee satisfies the independence requirements of NASDAQ and the SEC.

The primary function of the Audit Committee is to assist the Board in its oversight responsibilities on matters relating to SMSC’s financial reporting, systems of internal controls, and audit. The Audit Committee provides advice, guidance and direction to management and to SMSC’s independent registered public accounting firm, using information shared through a free and open line of communication among the Audit Committee, management and the independent registered public accounting firm and, as appropriate, initiates inquiries into various aspects of SMSC’s financial affairs. The Audit Committee meets each quarter with management and the independent registered public accounting firm to review SMSC’s financial results before such results are publicly released, and more frequently on other matters if appropriate. The Audit Committee is also responsible for hiring, and determining fee arrangements with SMSC’s independent registered public accounting firm, monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditor, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. Our Audit Committee held nine meetings in fiscal year 2008.

Management is responsible for preparing SMSC’s financial statements and internal control over financial reporting, and the independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) with respect to both the financial statements and internal controls over financial reporting. Although each member of the Audit Committee is financially literate, as the Board interprets that qualification, none is currently practicing as a professional accountant or auditor. Their responsibilities do not include planning or conducting audits to determine that SMSC’s financial statements are complete and accurate and are presented in accordance with generally accepted accounting principles. The Audit Committee’s role also does not include a professional evaluation of the quality of the audits performed by the independent registered public accounting firm or that those audits were performed using generally accepted auditing standards. The Board has determined that each of Messrs. Donahue, Craig and Frisch qualifies as an “audit committee financial expert” and are independent under applicable rules of the SEC and listing standards of NASDAQ.

Compensation Committee:  Our Compensation Committee consists of Messrs. Craig (Chairman), Dicks and Frisch. Each member of the Compensation Committee satisfies the independence requirements of NASDAQ and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. The Compensation Committee held four meetings in fiscal year 2008.

The primary duties of the Compensation Committee are approving the compensation of SMSC’s executive officers, including the Chief Executive Officer. The Compensation Committee also administers SMSC’s employee stock option, restricted stock and stock appreciation rights plans, and certain other benefit programs and is responsible for advising the Board on the compensation of the Company’s Directors. The Compensation Committee meets or communicates regularly, both with and without management.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in our annual report on Form 10-K and proxy statement and, based on such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report and the proxy statement. Furthermore, the Compensation Committee prepares the Compensation Committee Report furnished with our proxy statement. The Compensation Committee Report for fiscal year 2008 is included in this proxy statement under “Compensation Committee Report” below. The Compensation Discussion and Analysis describes the Compensation Committee’s procedures for determining executive compensation, including the role of compensation consultants and management.

Governance Committee:  Our Governance Committee consists of all SMSC’s independent directors including Messrs. Frisch (Chairman), Dicks, Craig and Donahue. Each member of the Governance Committee satisfies the independence requirements of NASDAQ. Our Governance Committee held two meetings in fiscal year 2008. Our independent directors also meet separately after all regularly scheduled Board of Director meetings.

Among other responsibilities, the Governance Committee considers candidates for Director nominees proposed by Directors, the Chief Executive Officer and stockholders. The Governance Committee has and may retain recruiting professionals to identify and evaluate candidates for Director nominees. An executive search firm was hired by the Governance Committee to recruit Stephen C. McCluski who is herein being nominated by the Board for election to the Board by the shareholders. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and will evaluate each candidate against many criteria including strength of character, judgment, business experience, specific areas of expertise, and diversity, taking care to maintain a majority of independent Directors. Potential candidates are screened and interviewed by the Governance Committee, and the Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate. The Board shall determine the final approval of any candidate. It is the Governance Committee’s policy, as part of its charter, to review any candidate recommended by the shareholders of the Company in light of the Governance Committee’s criteria for selection of new Directors. Any stockholder that would like to communicate directly with the Board or wishing to make a Director nomination should write to any named Director, c/o the Vice President, General Counsel and Secretary of SMSC at 80 Arkay Drive, Hauppauge, New York 11788. All such communications will be forwarded directly to the addressed Director.

Board Committee Charters

The charters for our Audit Committee, Compensation Committee and Governance Committee are available free of charge in the Corporate Governance section of the Investor Relations portion of our website at www.smsc.com or upon written request to the Secretary of the Company, 80 Arkay Drive, Hauppauge, New York 11788.

Corporate Governance Guidelines

The Company adopted corporate governance guidelines in July 2006 that are available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

Code of Ethics and Business Practices

The Board has adopted a Code of Business Conduct and Ethics applicable to the Directors, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller and all other officers and employees of the Company and is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

PROPOSAL 2

TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SMSC FOR THE
FISCAL YEAR ENDING FEBRUARY 28, 2009.

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2009. PwC was the independent public accountant for SMSC for its fiscal year ended February 29, 2008. Representatives of PwC are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

If the selection of PwC is not ratified, or if prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose selection for any period subsequent to the next annual meeting will be subject to stockholder ratification at such meeting.

The Board recommends that stockholders vote
“FOR” ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SMSC has been informed that, as of April 30, 2008, the persons and groups identified in the table below, including all Directors, nominees, executive officers and beneficial owners of more than 5% of its common stock, owned beneficially, within the meaning of SEC Rule 13d-3, the shares of SMSC common stock reflected in such table. As of April 30, 2008, each Director, nominee or executive officer of SMSC disclaims beneficial ownership of securities of any subsidiary of SMSC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table, and the address of each of the persons whose name appears in the table below is c/o SMSC, 80 Arkay Drive, Hauppauge, New York 11788.

			Number of	Percent of
	Number of		Shares Subject	Outstanding
Beneficial Owner	Shares		to Options(1)	Shares

Steven J. Bilodeau	32,899		—	*
Peter S. Byrnes	19,261		4,000	*
Andrew M. Caggia	12,100	(2)	—	*
Timothy P. Craig	47,519	(3)	40,907	*
Peter F. Dicks	138,796	(4)	90,749	*
James A. Donahue	49,839	(5)	40,907	*
Aaron L. Fisher	28,435		24,000	*
Ivan T. Frisch	72,270	(6)	52,333	*
Walter Siegel	34,155		30,000	*
David S. Smith **	121,316		120,000	*
All current Directors, current executive officers and Mr. Smith as a group (11 persons)	580,194	(7)	418,896	2.52%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,912,480	(8)	—	8.48%
Clear Bridge Advisors 399 Park Avenue New York, NY 10022	1,685,639	(9)	—	7.47%
T. Rowe Price Assoc., Inc. 100 Pratt Street Baltimore, Maryland 21202	1,290,300	(10)	—	5.72%
Barclays Global Investors, NA. 45 Fremont St. San Francisco, CA 94105	1,252,493	(11)	—	5.55%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,143,456	(12)	—	5.07%

*	Less than 1%.

**	Mr. Smith ceased being an employee of the Company on April 30, 2008.

(1)	The “Number of Shares Subject to Options” represents the shares of common stock subject to options exercisable within 60 days of April 30, 2008. These shares are included in the amounts shown under the “Number of Shares.”

(2)	Includes 920 phantom share units pursuant to SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors (the “Deferred Compensation Plan”).

(3)	Includes 6,612 phantom share units pursuant to the Deferred Compensation Plan.

(4)	Includes 10,748 phantom share units pursuant to the Deferred Compensation Plan.

(5)	Includes 8,932 phantom share units pursuant to the Deferred Compensation Plan.

(6)	Includes 11,369 phantom share units pursuant to the Deferred Compensation Plan.

(7)	Includes 38,581 phantom shares units pursuant to the Deferred Compensation Plan.

(8)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G of the named persons, filed with the SEC on 2/14/2008.

(9)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/14/2008.

(10)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G of the named persons, filed with the SEC on 2/12/2008.

(11)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G of the named persons, filed with the SEC on 2/06/2008.

(12)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/8/2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports and written representations furnished to SMSC by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities, SMSC believes that all reports required, under Section 16(a) of the Securities Exchange Act, to be filed by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities in the 2008 fiscal year were timely filed.

MANAGEMENT

Executive Officers

The Company’s executive officers and their ages as of May 1, 2008, are as follows:

Name	Age	Position

Steven J. Bilodeau	49	Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer
Peter S. Byrnes	50	Vice President, Operations
Joseph S. Durko	42	Vice President, Corporate Controller and Chief Accounting Officer
Walter Siegel	48	Vice President, General Counsel and Secretary
Aaron L. Fisher	50	Senior Vice President, Products and Technology

Steven J. Bilodeau has served as the Company’s President and Chief Executive Officer, and as a member of the Company’s Board of Directors, since March 1999. Mr. Bilodeau began serving as the Company’s acting Chief Financial Officer on April 30, 2008. Mr. Bilodeau is also a director of Conexant, Inc. and Gennum Corporation.

Peter S. Byrnes has held various operations and management positions with the Company since 1995. Prior to becoming Vice President of Operations in April 2006 he had served as Vice President and General Manager, Computing Platforms Solutions Group since November 2003. Prior to that he served as Vice President, Operations from June 2000 through November 2003.

Joseph S. Durko has served as the Company’s Vice President and Controller since March 27, 2006 and became the Chief Accounting Officer on May 16, 2006. Mr. Durko previously served as a Manager at BBK Ltd. Mr. Durko was the Director of Financial Reporting for TRW Automotive from 2003 to 2004, and was the Vice President, Finance and Corporate Controller for Ventiv Health, Inc. from 2000 to 2002. Mr. Durko is a certified public accountant.

Walter Siegel has served as the Company’s Vice President and General Counsel since October 24, 2005 and Secretary since November 15, 2005. Prior to joining the Company, Mr. Siegel was Vice President for Law and Business Development and Deputy General Counsel at Symbol Technologies, Inc. from March 2000 to October 2005.

Aaron L. Fisher has served as the Company’s Senior Vice President, Products and Technology since September 6, 2006. Prior to joining SMSC, he served as Chief Executive Officer of T-Networks, a venture capital-funded company that developed optical components, from 2001 to 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board is composed entirely of independent Directors within the meaning of applicable NASDAQ, SEC and IRS regulations. The charter of the Compensation Committee was amended in July 2007 to provide that the Compensation Committee may approve the compensation of the Chief Executive Officer, and is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com. Pursuant to its charter, the Compensation Committee shall, among other duties, perform the following:

a) Review periodically the Company’s compensation philosophy and strategies.

b) Benchmark the Company’s compensation practices against relevant companies.

c) Review annually the goals and objectives relevant for the compensation of the CEO, evaluate the performance of the CEO and approve the compensation of the CEO.

d) Review annually, with input from the CEO, the performance, goals and objectives relevant for the compensation of executive officers other than the CEO, and approve their compensation.

Compensation Philosophy and Objectives

The Compensation Committee of the Company has developed and implemented executive compensation programs that seek to attract and retain the talent required for the continued success of our business. In addition, our executive compensation programs are structured to enhance the profitability of the Company and improve shareholder value by closely aligning the financial interests of the Company’s named executive officers with those of its shareholders.

To achieve these objectives we offer an executive compensation program that consists primarily of two key elements: (1) current compensation composed of annual base salary and annual cash bonuses and (2) long-term compensation composed of restricted stock awards, cash-settled stock appreciation rights (“SARs”) and stock options. Though the Compensation Committee has no formal rules for allocating between long-term and current compensation, our executive compensation program is deliberately designed so that long-term compensation, rather than short-term compensation, comprises a significant portion of each named executive officer’s compensation. We believe the increased emphasis on long-term compensation serves to properly align the interests of our named executive officers with those of our shareholders by directly linking management incentives to the Company’s long-term performance, as reflected primarily in stock price appreciation and increased shareholder value. The Compensation Committee also believes that long-term compensation serves as a retention mechanism for executives since each of our long-term equity incentives vest, at a minimum, over several years of continued service to the Company. The current compensation component of our executive compensation program is also designed to attract and retain key talent.

Role of Executive Officers in Compensation Decisions

Because of his specific knowledge of their performance, the Chief Executive Officer consults closely with the Compensation Committee when the Compensation Committee determines the compensation of the other executive officers of the Company. The Chief Executive Officer discusses directly with the Compensation Committee his own compensation, although the Chief Executive Officer does not participate in the deliberations or vote on any determinations of his own compensation. The other executive officers generally have minimal or no involvement in the compensation process for themselves. The General Counsel of the Company in the past served as Secretary of the Compensation Committee, and also, with outside counsel, from time to time advises the Compensation Committee on current legal issues relating to compensation matters. The Vice President of Human Resources currently serves as Secretary of the Compensation Committee.

Outside Compensation Consultant

The Compensation Committee has the authority to retain its own independent consultants or other advisers, and has done so in the past. The Compensation Committee retained no outside compensation consultants in fiscal year 2008, although publicly available data was used from multiple sources.

Benchmarking Process

In structuring the executive compensation program, the Compensation Committee considers competitive market compensation data. In particular, the Company periodically performs at the request of the Compensation Committee salary surveys based on publicly available data from peer companies. The Company also subscribes to the Radford Associates Executive Compensation Survey, a third party industry source, which it uses to benchmark executive compensation and to advise the Chief Executive Officer and Compensation Committee. Three of the Company’s named executive officers were recruited through retained executive search firms and the Company also relies on the advice of retained search firms as a source of market data. The Compensation Committee has historically considered and reviewed compensation of chief executive officers at other peer companies prior to increasing the Chief Executive Officer’s salary. In determining to increase the Chief Executive Officer’s salary this year the Compensation Committee requested that management (including, among others, the Vice President of Human Resources and the Chief Executive Officer) update and then review with the Compensation Committee the previous salary survey benchmarking chief executive officer compensation. The current survey benchmarked the Chief Executive Officer’s compensation against the following peer semiconductor companies: AMIS Holdings, Cirrus Logic Inc., Conexant Systems, Inc., Integrated Device Technology, Inc., Intersil Corp., Microsemi Corp., PMC-Sierra, Inc., Semtech Corp., Silicon Image, Inc., Silicon Laboratories Inc., and Zoran Corp. This survey was prepared using publicly available information from these companies’ proxy statements.

Components of Executive Compensation Program

Our named executive officers’ compensation is comprised primarily of two elements: (1) current compensation composed of base salary and annual cash bonuses and (2) long-term compensation tied directly to shareholder value, composed of restricted stock awards, cash-settled SARs and stock options. In addition, as detailed elsewhere in this proxy statement, certain of the named executive officers participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). Most named executive officers received additional individual life and disability coverage, as detailed in the Summary Compensation Table, in addition to receiving the same health and welfare benefits offered to all other employees.

Base Salary

Base salary represents the main fixed component of our executive compensation program. This element of compensation is generally designed to be competitive with similar semiconductor companies and is structured to enable the Company to recruit and retain important contributors to the Company’s success. In determining the base salary for each of our named executive officers, the Compensation Committee considers performance of the individual, performance of the Company, length of service, the amount of time that has elapsed since any prior increase, the competitive market for similarly situated positions, and other factors that the Compensation Committee determines are relevant in the particular case. In the case of new hires, the Compensation Committee also considers the salary required to attract the individual, and the individual’s prior compensation history.

On April 30, 2008, the Compensation Committee approved salary increases for three named executive officers apart from Mr. Bilodeau. Mr. Siegel’s annual salary was increased by $14,000 to $294,000; Mr. Byrnes’s annual salary was increased by $15,000 to $275,000; and Mr. Fisher’s annual salary was increased by $15,000 to $315,000. This was the first salary increase received by Messrs. Siegel and Fisher since their respective hirings in October 2005 and September 2006. This was the first salary increase received by Mr. Byrnes since June 2006. All increases were retroactive to March 1, 2008, the beginning of fiscal year 2009. In addition to the factors listed in the paragraph above, the Compensation Committee made these reward decisions based on its view as to the relative performance and value delivered by the respective executives. The Chief Executive Officer participated with the Compensation Committee in these discussions.

Annual Bonuses

Annual bonus opportunities for our named executive officers are governed by the Company’s Management Incentive Plan (“MIP”) and are typically established at the Compensation Committee’s annual April meeting. Pursuant to the MIP, a named executive officer’s annual bonus opportunity is tied to both Company and individual performance objectives. The Committee retains discretion to reduce bonuses for unsatisfactory individual performance, to award bonuses if objectives are not satisfied in their discretion, or to adjust the MIP for changed circumstances. Under the terms of the fiscal year 2008 MIP, one-third of an employee’s bonus was based on the Company achieving a revenue objective, and one-third was based on the Company achieving a non-GAAP net income objective. In calculating these measures, the Compensation Committee included those items that it believed reflected the operating performance of the Company. Thus, the MIP did not require these measures to be GAAP financial measures. The remaining one-third of the bonus was based on certain strategic goals defined by the Compensation Committee and approved by the Board at its July 2007 meeting. The strategic element of the bonus can be adjusted by the Compensation Committee for individual performance. Participants in the MIP can have their bonus under each of the revenue and non-GAAP net income components increased by an additional 20% of the respective bonus target if a certain upside performance, as measured against the objectives, is achieved.

Approximately one half of the MIP is paid in the form of restricted stock that vests over three years, with 25% vesting after each of the first two years and the remaining 50% vesting after the third year. The Committee believes this vesting schedule serves as a retention tool and aligns the long-term interests of management with the shareholders. The restricted stock is earned quarterly based on fiscal year-to-date achievement. The restricted stock portion of this bonus is adjusted for final full year-end results so that if the quarterly bonuses are not earned due to failure to meet quarterly objectives, but the yearly objective is ultimately met, then the full restricted stock award is made at year-end. The cash portion is paid out after the end of the fiscal year based on full-year results. The strategic portion of the bonus and any increase due to exceeding objectives are paid in cash after the end of the fiscal year. All restricted stock awards under the MIP are approved by the Compensation Committee. In April 2008 the Compensation Committee approved the fiscal year 2009 MIP, whose structure is substantially similar to the fiscal year 2008 MIP. The Compensation Committee believes that the revenue, non-GAAP net income and strategic objectives are not material to understanding the MIP as various combinations of performance under these objectives could produce the same payout under the Company’s MIP.

Annual bonuses paid under the MIP are not qualified for purposes of Section 162(m) of the Code. The financial and strategic measures established for the MIP are meant to be challenging but achievable goals. For fiscal year 2008 all of the named executive officers received the majority of their target MIP amounts; the exact amounts paid are detailed elsewhere in this proxy statement. No discretion was exercised by the Committee to make awards if targets were not met; nor was any individual’s award adjusted to be different than that dictated by the numerical measures and ratings achieved by the Company and the individual respectively.

Long Term Equity Incentives

Since we believe aligning the interests of our named executive officers with those of our shareholders is a crucial component of the Company’s success, our named executive officer compensation is heavily weighted in long-term compensation. In addition to the restricted stock portion of our annual bonus payouts (described above), named executive officers are generally eligible to receive additional equity or equity-based awards, either in the form of stock options, restricted stock or cash-settled SARs. In addition, the Compensation Committee believes that the vesting element of long-term incentives also serves as a retention mechanism for employees.

Newly hired executive officers generally receive options granted by the Compensation Committee to purchase the Company’s common stock via inducement stock option plans, which do not require shareholder approval. Existing executive officers receive a portion of their annual MIP bonus via shareholder approved restricted stock awarded by the Compensation Committee. Existing executive officers generally receive additional equity-based awards through the grant of cash-settled SARs awarded by the Compensation Committee and/or a majority of the independent Directors. The Company’s SARs and Inducement Stock Option plans have not been approved by the shareholders of the Company and are not qualified for purposes of Section 162(m) of the Code.

Newly hired executive officers generally receive option awards on the date of their hire. Restricted stock awards to executive officers and other employees issued pursuant to the Company’s annual MIP are generally issued on the third business day following the Company’s release of quarterly earnings. All stock options, SARs and restricted stock granted to executive officers are priced at the Company’s closing common stock price on the NASDAQ exchange on the date of grant. The SARs and stock options granted generally vest over 4 or 5 years in equal increments and have ten-year terms.

The amount of equity compensation offered to executive officers is based on a number of factors, including performance of the individual, performance of the Company, long-term career potential, the amount of time that has elapsed since any prior grant of equity-based compensation, the competitive market for similarly situated positions, amounts required to attract new employees, and other factors that the Compensation Committee determines are relevant in the particular case.

In fiscal 2009, the Compensation Committee amended the Standard Microsystems Corporation 2006 Employee Stock Appreciation Rights Plan to increase the number of cash-settled SARs that could be granted by an additional 2,000,000 SARs, as the Company did not have sufficient equity-based incentives available for current employees under existing plans. The Compensation Committee believes that long-term equity-based incentives are essential to retain key employees, minimize employee turnover, motivate our human resources to achieve business objectives and align the interests of our employees with our shareholders. Another factor motivating the decision to increase the number of SARs available was that a significant percentage of the employee base had not received grants of stock options or SARs since October 2006.

In fiscal 2009, the Compensation Committee of the Company also amended the 2005 Inducement Stock Option and Restricted Stock Plan of Standard Microsystems Corporation (the “2005 Inducement Plan”). The Compensation Committee also recommended and approved, and the Board approved, the amendment of the Standard Microsystems Corporation 2006 Directors Stock Appreciation Rights Plan (the “2006 Directors Plan”) in fiscal 2009. The 2005 Inducement Plan was amended to increase the number of shares of Company common stock with respect to which stock options and restricted stock could be granted to new hires by 500,000. None of the named executive officers may receive any grants under this additional authorization. The 2006 Directors Plan was amended to increase the number of cash-settled SARs that could be granted to non-employee Directors by 200,000. The Compensation Committee and the Board approved the foregoing amendments because the capacity under both of the existing plans was in danger of being exhausted, and the Committee and Board believe that equity-based incentives are essential in order for the Company to attract new employees and Directors, retain employees and Directors, and minimize turnover. The Committee and Board also believe that these equity-based incentives align the interests of new employees and Directors with the shareholders.

In fiscal 2008, Mr. Bilodeau received 150,000 cash-settled SARs pursuant to his employment agreement with the Company. In addition, on April 30, 2008, the Compensation Committee approved the following cash-settled SAR grants to the following named executive officers to be issued on May 12, 2008: Mr. Fisher: 20,000 SARs, Mr. Byrnes: 16,000 SARs, and Mr. Siegel: 2,500 SARs. In addition, beginning on July 15, 2008, Mr. Siegel will receive quarterly grants of 2,500 cash-settled SARs unless otherwise changed by the Compensation Committee. These SAR grants to Messrs. Byrnes and Siegel were the first stock option or SAR grants to them since October 2006. The SAR grant to Mr. Fisher was the first stock option or SAR grant to him since his hiring in September 2006. The Compensation Committee directed management, with input from the Chief Executive Officer, to make a recommendation to the Committee as to the appropriate number of SARs to be granted to each of the above officers. The Committee’s determination was based on an analysis of the number of SARs available for grant to the entire Company, each officer’s vested and unvested equity positions, and what grants were deemed necessary to motivate and retain these individuals.

Though the Company has not adopted a formal policy governing the equity ownership of its named executive officers, we believe that the structure of the executive compensation program and its focus on equity incentives, both in terms of annual bonus restricted stock payouts under the MIP and the other long-term equity awards described above, fosters ongoing executive stock ownership. As a result, we expect that each of our named executive officers either already have or will develop a meaningful equity ownership interest in the Company as their careers progress.

The Company’s insider trading policy prohibits executive officers from buying, selling or exercising any market-traded option (put or call) on Company shares, from trading options for Company shares, from investing in other derivative securities based on Company shares, and from selling short any Company shares.

Health and Welfare Benefits

Our named executive officers are eligible to receive the same health and welfare benefits that are generally available to other US based employees of the Company and a contribution to their benefit premium that is the same as provided to other employees. These benefits programs include health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability, a patent award program, life insurance, accidental death and dismemberment insurance, and certain other benefits. Most named executive officers also received additional individual life and disability coverage in addition to receiving the same health and welfare benefits offered to all other employees. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended February 29, 2008, are included in the column labeled “All Other Compensation” in the Summary Compensation Table.

Retirement Benefits

SMSC maintains a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all SMSC employees, including the named executive officers, are eligible to defer a portion of their compensation, subject to the IRS limit of $15,500, into the 401(k) plan. In addition, all such employees are eligible to receive Company matching contributions in SMSC common stock for up to sixty-seven percent (67%) of the amount they voluntarily contribute to the 401(k) plan, with a further limit that no matching contribution may be made for employee contributions in excess of six percent (6%) of their compensation, as defined in the 401(k) plan. The matching contributions for the named executive officers for fiscal year 2008 are reflected in the Summary Compensation Table.

In addition, under SMSC’s SERP, named executive officers that have been approved to participate in the SERP by the Board and whose employment terminates after full vesting (as provided in the SERP), or after a change in control (as defined in the SERP), will generally receive, beginning at age 65 or such officer’s alternate retirement date (or, upon total and permanent disability, if earlier), an annual benefit equal to 35% of the executive’s Base Annual Salary (as defined in the SERP) payable in equal monthly installments over a ten-year period. All named executive officers have been approved for participation in the SERP. For participants who enter the plan after January 1, 2003, which includes Messrs. Siegel, Fisher and Smith, vesting upon a change in control of the Company is at the discretion of the Board. In March 2007, the SERP was amended, among other changes, to provide for certain alternative distributions for the participants in the SERP, and to change the timing of certain payouts under the SERP to comply with Section 409A of the Code (“Section 409A”). In addition, while the Company has made amendments in an effort to comply with Section 409A, it has amended the SERP to provide “gross up” tax protection in the event the participants incur a tax liability under Section 409A, despite efforts by the Company to make sure that no tax will apply. The change in the net present value of the Company’s liability for the SERP is set forth in the Summary Compensation Table.

The Compensation Committee believes that the retirement benefits and other generally available health and welfare benefits programs described above are appropriate and consistent with its overall compensation program to better enable SMSC to attract and retain superior employees. The Compensation Committee periodically reviews the levels of benefits provided to all named executive officers and makes adjustments, as necessary.

The Company also maintains a severance plan (the “Severance Plan”) for its United States based employees, and some of the named executive officers are entitled to receive benefits under this plan as detailed elsewhere in this proxy. The purpose of the plan is to allow the Company to recruit and retain employees. Executives (as defined in the Severance Plan) are entitled to receive three months base salary as severance if they are terminated by the

Company without cause (as defined in the Severance Plan). If such termination occurs within one year following a change of control of the Company (as defined in the Severance Plan), the benefit is extended to six months base salary. In addition, all Executives under the Severance Plan are entitled to receive three months paid Consolidated Omnibus Reconciliation Act (“COBRA”) coverage if terminated without cause.

Perquisites and Fringe Benefits

Each named executive officer receives a car allowance or leased automobile as set forth in the Summary Compensation Table.

Change of Control Arrangements

In addition, we have change of control arrangements with certain of our named executive officers, which provide for the executives to receive certain payments and benefits upon a change of control of the Company. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Change of Control and Severance Agreements.” These arrangements include, in certain cases, gross up protection under sections 280G and 409A of Code, although the Company has structured its arrangements with these executives to try to make sure that no liability under Section 409A will apply. These arrangements are designed to maintain the continuity of the senior management team and to more closely align the financial interests of senior management with the shareholders of the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of “applicable employee remuneration” deductible by SMSC for “covered” employees for any taxable year to $1,000,000. Qualifying performance-based compensation is not subject to such limitation if certain requirements are satisfied. Several of SMSC’s stock option plans permit the Compensation Committee to pay compensation that is “performance-based” and thus fully tax deductible by SMSC. However, compensation paid pursuant to the employee SARs plans, the Company’s MIP and the Company’s inducement stock option plans are not qualified. In fiscal year 2008, the Company estimated that as a result of Mr. Bilodeau’s compensation exceeding the section 162(m) limits, it will lose approximately $700,000 in tax benefits.

Accounting for Stock-Based Compensation

In fiscal year 2007, SMSC began accounting for stock-based compensation, including its stock option grants, restricted stock awards, and stock appreciation rights, in accordance with the requirements of FASB Statement 123(R).

Compensation of the Chief Executive Officer

After discussion with the Chief Executive Officer, as detailed above, the Compensation Committee approves Mr. Bilodeau’s compensation. On April 30, 2008, the Compensation Committee increased Mr. Bilodeau’s salary from $570,000 to $610,000. As with the other named executive officers, the increase was retroactive to March 1, 2008 which is the beginning of the Company’s 2009 fiscal year. This represented Mr. Bilodeau’s first salary increase since July, 2006. Beginning with the July 2007 fiscal quarter, Mr. Bilodeau is being granted 50,000 cash-settled SARs per quarter pursuant to his March 2007 employment agreement with the Company. Mr. Bilodeau received a bonus pursuant to the fiscal year 2008 MIP of $810,782 consisting of $411,782 in cash and $399,000 in restricted stock vesting over three years. The CEO is compensated on a greater scale than the other named executive officers because of the scope, scale and complexity of his position.

Executive Employment Agreements

Mr. Bilodeau has and Mr. Smith had, prior to the termination of his employment with the Company on April 30, 2008, an employment agreement with the Company; Messrs. Siegel and Fisher have employment letters that were executed to induce them to join the Company. Mr. Siegel’s and Mr. Fisher’s employment letters were amended in March 2007, as were Mr. Bilodeau’s and Mr. Smith’s employment agreements. Each of Messrs. Smith’s, Bilodeau’s, Fisher’s and Siegel’s agreements provide certain payments and other benefits upon termination without cause or upon a change of control and for gross ups for any excise taxes or penalties imposed on the executive pursuant to Sections 280G and 409A of the Code, although the Company has attempted to structure each agreement so that it complies with section 409A of the Code.

The other named executive officer, Mr. Byrnes, is eligible to receive the standard benefits applicable to Executives under the Company’s Severance Plan.

The following table sets forth the compensation paid to or earned during fiscal 2008 by (i) our principal executive officer, (ii) our principal financial officer, and (iii) the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2008:

SUMMARY COMPENSATION TABLE

								Non-Equity
Name and					Stock		Option	Incentive Plan	Change in		All Other
Principal	Fiscal	Salary	Bonus		Awards		Awards	Compensation	Pension		Compensation		Total
Position	Year	($)	($)		($)(1)		($)(1)	($)(2)	Value		($)		($)

Steven J. Bilodeau	2008	$580,962	—		$285,826		$2,680,499	$411,782	$12,468		$36,668	(3)	$4,008,205
Chairman of the Board,	2007	$534,728	—		$208,721		$1,867,815	$318,755	$73,208		$36,691	(4)	$3,039,918
President and Chief Executive Officer
David S. Smith**	2008	$331,250	—		$118,484	(5)	$557,285	$143,470	—	(15)	$9,750	(6)	$1,160,239
Senior Vice President and	2007	$325,000	—		$123,403	(5)	$552,767	$105,764	$35,861		$9,750	(6)	$1,152,545
Chief Financial Officer
Peter S. Byrnes	2008	$265,000	—		$40,972		$418,773	$61,312	$10,454		$22,340	(7)	$818,851
Vice President,	2007	$243,462	—		$40,443		$267,359	$38,946	$136,444		$22,405	(8)	$749,059
Operations
Walter Siegel	2008	$285,385	—		$35,936	(9)	$354,748	$51,602	—	(15)	$22,510	(10)	$750,181
Vice President,	2007	$280,000	—		$31,339	(9)	$332,245	$42,386	$26,872		$28,712	(11)	$741,554
General Counsel and Secretary
Aaron L. Fisher	2008	$305,769	$150,000	(12)	$15,713		$365,977	$88,289	$25,887		$108,349	(13)	$1,059,984
Senior Vice President,	2007	$136,154	—		$687		$140,370	$36,789	$15,783		$20,165	(14)	$349,948
Products and Technology

**	Mr. Smith’s employment with the Company terminated on April 30, 2008.

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer for fiscal year 2008. Instead the amounts shown are the compensation costs recognized by the Company for stock, options and SARs in fiscal year 2008 for financial statement reporting purposes as determined pursuant to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004 (“FAS 123R”)). The assumptions used in the calculation of values for option awards and SARs are set forth under the section entitled “Benefit and Incentive Plans” on page 67 of SMSC’s Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on April 29, 2008. The assumptions used in the calculation of values for option awards and SARs for fiscal year 2007 are set forth under the section entitled “Benefit and Incentive Plans” on page 66 of SMSC’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on April 30, 2007.

(2)	Represents the cash portion of the Company’s MIP.

(3)	Represents $10,868 in supplemental life insurance, $16,800 in automobile allowances, and $9,000 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan.

(4)	Represents $10,868 in supplemental life insurance, $16,800 in automobile allowances, and $9,023 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan.

(5)	Includes the stock based compensation expense for a $200,000 signing bonus that was paid in restricted stock upon the commencement of employment, of which 50% vested on September 16, 2006 and 50% vested on September 16, 2007.

(6)	Represents $9,750 for a leased automobile.

(7)	Represents $4,940 in supplemental life insurance, $8,400 in automobile allowances, and $9,000 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan.

(8)	Represents $4,940 in supplemental life insurance, $8,400 in automobile allowances, and $9,065 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan.

(9)	Includes the stock based compensation expense for $50,000 in restricted stock paid as part of a signing bonus upon the commencement of employment, of which 50% vested on October 24, 2006 and 50% vested on October 24, 2007.

(10)	Represents $5,110 in supplemental life insurance, $8,400 in automobile allowances, and $9,000 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan.

(11)	Represents $10,220 in supplemental life insurance, $8,400 in automobile allowances,and $10,092 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan.

(12)	Represents a signing bonus paid on August 24, 2007, upon Mr. Fisher’s purchase of a home in Long Island, NY.

(13)	Represents $12,000 in automobile allowances, and $9,231 in Company matching contributions under the SMSC Incentive Savings and Retirement Plan and $87,118 to compensate Mr. Fisher for his relocation to Long Island, NY.

(14)	Represents $5,833 in automobile allowances, and $14,332 to compensate Mr. Fisher for his relocation to Long Island, NY.

(15)	The accrued benefit obligation for Mr. Smith and Mr. Siegel declined in fiscal year 2008 by the following amounts respectively, $4,656 and $2,803.

Employment Agreements

Steven J. Bilodeau

Mr. Steven J. Bilodeau and SMSC have entered into an employment agreement providing for his employment as President and Chief Executive Officer of SMSC until November 18, 2008. Mr. Bilodeau’s current annual base salary is $610,000. His current total bonus opportunity including overachievement pursuant to the Company’s MIP is approximately One Hundred and Seventy percent (170%) of base salary. Mr. Bilodeau’s employment agreement also provides for:

•	automatic extensions for one-year periods after the initial term, unless either party elects not to extend the term by providing at least 90 days prior notice to the other.

•	in the event of termination without cause (including a reduction of compensation or duties, required relocation outside of Long Island, or contract non-renewal), payment of: a) one year’s base salary, b) all deferred compensation as defined in his employment agreement (including payment pursuant to the SERP, but not including stock grants, SARs or stock options), c) one year’s bonus, and d) life and group health insurance for 18 months. In addition, all unvested SARs, stock options and restricted stock shall immediately vest and all SARs and stock options shall remain exercisable for a period of 24 months after termination.

•	in the event of termination for death or disability, or in the event of a change of control, or in the event of the shareholders failing to re-elect Mr. Bilodeau to the Board or his removal as a Director once elected, payment of: a) one year’s base salary, b) all deferred compensation as defined in his employment agreement (including payment pursuant to the SERP (which vests on a change of control), but not including stock grants, SARs or stock options), c) one year’s bonus, and d) life and group health insurance for 18 months. In addition, the Company shall pay Mr. Bilodeau, in cash, the value of all vested and unvested SARs, stock options and restricted stock. All stock grants, SARs and stock options shall be deemed cancelled in such an event.

•	gross up protection for tax liabilities under sections 280G and 409A of the Code; although the agreement has been structured to attempt to insure that there is no tax liability under section 409A of the Code.

•	subject to the Board’s decision to reduce or eliminate such awards, an award of Fifty Thousand (50,000) stock options or SARs on a quarterly basis on the same schedule as SARs are awarded to Directors.

•	such benefits as are provided generally to SMSC’s senior executive officers.

•	customary provisions regarding assignment of inventions, trade secrets, and works of authorship.

•	customary restrictive covenants including nondisclosure, non-solicitation of employees for one year following termination of employment and non-competition by the executive for one year following termination of employment.

David S. Smith

Mr. David S. Smith and SMSC entered into an employment agreement providing for his employment as Senior Vice President and Chief Financial Officer of SMSC until September 15, 2008. Mr. Smith ceased being an employee of SMSC on April 30, 2008. Mr. Smith’s annual base salary was $325,000. His total bonus opportunity including overachievement pursuant to the Company’s MIP was approximately One Hundred and Two percent (102%) of base salary. Mr. Smith’s employment agreement also provided for:

•	automatic extensions for one-year periods after the initial term, unless either party elects not to extend the term by providing at least 90 days prior notice to the other.

•	in the event of termination without cause (including a reduction of compensation or duties, or required relocation outside of Long Island), or termination due to death or disability, payment of: a) one year’s base salary, b) the value of all vested and unvested restricted stock grants and SARs (which shall be deemed cancelled in such an event), c) accrued unpaid bonus, and d) life and group health insurance for 18 months. In addition, all unvested stock options that would have vested within 24 months of termination shall immediately vest and remain exercisable for a period of 24 months after termination. This provision became applicable when Mr. Smith ceased being an employee on April 30, 2008.

•	in the event of a change of control, all of Mr. Smith’s stock options, SARs and restricted stock shall immediately vest, and the Board of Directors shall fully vest his SERP. In addition, if Mr. Smith is terminated without cause, or terminates his own employment, within six months following a change of control, the Company shall pay Mr. Smith: a) one year’s base salary, b) 50% of his base salary, and c) life and group health insurance for 18 months. In addition, all stock options and SARs shall remain exercisable for a period of 24 months after termination.

•	gross up protection for tax liabilities under sections 280G and 409A of the Code; although the agreement has been structured to attempt to insure that there is no tax liability under section 409A of the Code.

•	such benefits as are provided generally to SMSC’s senior executive officers.

•	customary provisions regarding assignment of inventions, trade secrets, and works of authorship.

•	customary restrictive covenants including nondisclosure, non-solicitation of employees for two years following termination of employment and non-competition by the executive for one year following termination of employment.

Aaron L. Fisher

Mr. Aaron L. Fisher and SMSC have entered into an employment letter dated March 19, 2007 providing for his employment as Senior Vice President of Products and Technology. Mr. Fisher’s current base salary is $315,000. His total bonus opportunity including overachievement pursuant to the Company’s MIP is approximately 85% of his base salary. Mr. Fisher’s letter also provides for:

•	in the event of termination without cause, or if his compensation or duties are reduced following a change of control, or required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, payment of: a) one year’s base salary, and b) all stock options, SARs and restricted stock grants that would have vested within 24 months of termination shall immediately vest and all such options and

SARs shall remain available for exercise for 12 months after termination, and c) group health insurance for 12 months. In addition, if Mr. Fisher is terminated without cause following a change of control all restricted stock grants shall vest and he shall receive his pro rata portion of his incentive bonus up to the date of his termination.

•	gross up protection for tax liabilities under sections 280G and 409A of the Code; although the agreement has been structured to attempt to insure that there is no tax liability under section 409A of the Code.

•	Mr. Fisher is also is entitled to receive those other benefits available to Executives under the Severance Plan, but does not receive any salary severance benefit under the Severance Plan.

•	Mr. Fisher received a hiring bonus of $150,000 on August 24, 2007. If he voluntarily resigns his employment within three (3) years of receipt of the bonus, he is obligated to repay the bonus to the Company on a pro rata basis.

•	Mr. Fisher is subject to customary restrictive covenants including non-solicitation of employees for 24 months following termination of employment and non-competition for one year following termination of employment.

Walter Siegel

Mr. Walter Siegel and SMSC have entered into an employment letter dated March 19, 2007 providing for his employment as Vice President and General Counsel of SMSC. Mr. Siegel’s current annual base salary is $294,000. His current total bonus opportunity including overachievement pursuant to the Company’s MIP is approximately 41% of his base salary. Mr. Siegel’s employment agreement also provides for:

•	in the event of termination without cause, or if his compensation or duties are reduced following a change of control, or required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, payment of: a) one year’s base salary, and b) the value, as if fully vested, of all restricted stock grants, stock options and SARs. All stock grants, SARs and stock options shall be deemed cancelled in such an event.

•	gross up protection for tax liabilities under sections 280G and 409A of the Code; although the agreement has been structured to attempt to insure that there is no tax liability under section 409A of the Code.

•	Mr. Siegel is also is entitled to receive those other benefits available to Executives under the Severance Plan, including three months of COBRA benefits, but does not receive any salary severance benefit under the Severance Plan.

The following table sets forth information regarding the awards granted to our named executive officers pursuant to Company plans during fiscal 2008:

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2008

									Exercise or
				Estimated Future Payouts Under			All Other	All Other	Base Price	Aggregate
				Non-Equity Incentive Plan Awards(1)			Stock	Option	of Options	Grant Date
Name	Plan	Grant	Approval	Threshold	Target	Maximum	Awards	Awards	Awards	Fair Value
(a)	Name	Date(b)	Date	($)(c)	($)(d)	($)(e)	(#)(i)(2)	(#)(j)(3)	($/Sh(k)	($/)(l)(4)

Steven J. Bilodeau	01RS	5/3/2007	4/18/2007	—	—	—	3,068	—	—	$97,839
	01RS	6/29/2007	6/27/2007	0	$33,250	$59,863	2,905	—	—	$99,758
	01RS	9/28/2007	9/26/2007	0	$33,250	$59,863	2,597	—	—	$99,777
	01RS	1/2/2008	12/27/07	0	$33,250	$59,863	2,564	—	—	$99,765
				0	$33,250	$59,863	—	—	—	—
				0	$266,000	$266,000	—	—	—	—
			TOTAL	0	$399,000	$505,452	—	—	—	—
	06 SAR	7/16/2007	6/22/2007	—	—	—	—	50,000	$35.46	$856,500
	06 SAR	10/15/2007	6/22/2007	—	—	—	—	50,000	$38.60	$761,000
	06 SAR	1/15/2008	6/22/2007	—	—	—	—	50,000	$35.95	$533,000
David S. Smith	01RS	5/3/2007	4/18/2007	—	—	—	1,125	—	—	$35,876
	01RS	6/29/2007	6/27/2007	0	$12,188	$21,942	1,065	—	—	$36,572
	01RS	9/28/2007	9/26/2007	0	$12,188	$21,942	952	—	—	$36,576
	01RS	1/2/2008	12/27/07	0	$12,188	$21,942	940	—	—	$36,575
				0	$12,188	$21,942	—	—	—	—
				0	$97,500	$97,500	—	—	—	—
			TOTAL	0	$146,252	$185,268	—	—	—	—
Peter S. Byrnes	01RS	5/3/2007	4/18/2007	—	—	—	241	—	—	$7,685
	01RS	6/29/2007	6/27/2007	0	$5,208	$9,377	456	—	—	$15,659
	01RS	9/28/2007	9/26/2007	0	$5,208	$9,377	407	—	—	$15,637
	01RS	1/2/2008	12/27/07	0	$5,208	$9,377	402	—	—	$15,642
				0	$5,208	$9,377	—	—	—	—
				0	$41,667	$41,667	—	—	—	—
			TOTAL	0	$62,499	$79,175	—	—	—	—
Walter Siegel	01RS	5/3/2007	4/18/2007	—	—	—	385	—	—	$12,278
	01RS	6/29/2007	6/27/2007	0	$4,167	$7,502	365	—	—	$12,534
	01RS	9/28/2007	9/26/2007	0	$4,167	$7,502	326	—	—	$12,525
	01RS	1/2/2008	12/27/07	0	$4,167	$7,502	322	—	—	$12,529
				0	$4,167	$7,502	—	—	—	—
				0	$33,333	$33,333	—	—	—	—
			TOTAL	0	$50,001	$63,341	—	—	—
Aaron L. Fisher	01RS	5/3/2007	4/18/2007	—	—	—	692	—	—	$22,068
	01RS	6/29/2007	6/27/2007	0	$7,500	$13,503	656	—	—	$22,527
	01RS	9/28/2007	9/26/2007	0	$7,500	$13,503	586	—	—	$22,514
	01RS	1/2/2008	12/27/07	0	$7,500	$13,503	579	—	—	$22,529
				0	$7,500	$13,503	—	—	—	—
				0	$60,000	$60,000	—	—	—	—
			TOTAL		$90,000	$114,012	—	—	—	—

(1)	The amounts set forth under these columns represent cash awards made pursuant to the Company’s MIP. The amounts listed under the first four rows for each named executive officer represent the quarterly amounts that can be earned based on objectives for each quarter in fiscal year 2008. No quarterly cash payments are made pursuant to the MIP. The amounts listed in the fifth row for each named executive officer represents the yearly amounts that can be earned based on full fiscal year 2008 objectives. Cash awards based on achievement of the quarterly and yearly objectives are paid out pursuant to the MIP only after the fiscal year is completed. The “TOTAL” row is the total of the quarterly and yearly amounts. Actual cash awards made pursuant to the MIP for fiscal year 2008 are reflected in the Summary Compensation Table above.

(2)	The amounts set forth under this column represent restricted stock awards granted pursuant to the Company’s MIP. Restricted stock is awarded on a quarterly basis pursuant to the MIP based on achievement of objectives. A cash value of the award is calculated pursuant to the MIP and then converted into the appropriate number of shares of restricted stock based on the closing price of the Company’s stock on the grant date. The Company has listed only the restricted stock granted in fiscal year 2008. The first grant listed for each officer represents the restricted stock granted pursuant to the Company’s MIP for the fourth quarter of fiscal year 2007, as this grant is actually made in fiscal year 2008 after fiscal year 2007 has ended. The next three grants are the restricted stock grants pursuant to the fiscal year 2008 MIP for the first, second and third quarters of fiscal year 2008. The restricted stock grant under the MIP for the fourth quarter of fiscal year 2008 is not made until fiscal year 2009 and therefore, does not appear in this table.

The number of restricted shares granted in fiscal year 2009 for the fourth quarter of fiscal year 2008 was as follows: Mr. Bilodeau, 3,386; Mr. Smith, 1,242; Mr. Byrnes, 531; Mr. Siegel, 425; Mr. Fisher, 764.

(3)	All awards set forth in this column were SARs. SARs may be cash-settled only.

(4)	The aggregate grant date fair value was determined pursuant to FAS 123R. The assumptions used in the calculation of values for option awards and SARs are set forth under the section entitled “Benefit and Incentive Plans” on page 67 of SMSC’s Annual Report on Form 10-K for the fiscal year 2008 filed with the SEC on April 29, 2008. The exercise price for all options and SARs granted is 100% of the fair market value of the shares on the date of grant. The option or SAR exercise price has not been deducted from the amounts indicated above. These amounts do not represent actual cash payments received by the named executive officer. The actual cash payments received by the executive will be the amounts received when they sell restricted stock or exercise SARs or stock options, which will depend on the market value of the Company’s stock at the time restricted stock is sold or SARs or stock options are exercised.

(5)	01RS is an abbreviation for the Standard Microsystems Corporation 2001 Stock Option and Restricted Stock Plan.

(6)	06 SAR is an abbreviation for the Standard Microsystems Corporation 2006 Employee Stock Appreciation Rights Plan.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of the end of Fiscal 2008:

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards						Stock Awards
							Number	Market
		Number of					of Shares	Value of
		Securities	Number of				or Units	Shares or
		Underlying	Securities				of Stock	Units of
		Unexercised	Underlying				Held That	Stock
		Options	Unexercised		Option	Option	Have Not	Held That
		(#)	Options (#)		Exercise	Expiration	Vested	Have Not
Name	Grant	Exercisable	Unexercisable		Price ($)	Date	(#)	Vested ($)
(a)	Year(1)	(b)	(c)		(e)	(f)	(g) (11)	(h) (12)

Steven J. Bilodeau	2005	—	75,000	(2)	$17.10	09/29/2014	—	—
	2006	—	—		—	—	6,303	$178,690
	2007	75,000	225,000	(3)	$31.30	10/13/2016	13,935	$395,057
	2008	—	50,000	(4)	$35.46	07/16/2017	11,134	$315,649
	2008	—	50,000	(5)	$38.60	10/15/2017	—	—
	2008	—	50,000	(6)	$35.95	01/15/2018	—	—
David S. Smith	2006	80,000	120,000	(7)	$25.38	09/16/2015	342	$9,696
	2007	3,750	11,250	(3)	$31.30	10/13/2016	4,533	$128,511
	2008	—	—		—	—	4,082	$115,725
Peter S. Byrnes	2004	—	4,000	(8)	$12.69	04/09/2013	—	—
	2005	—	12,500	(2)	$17.10	09/29/2014	—	—
	2006	—	—		—	—	1,298	$36,798
	2007	12,500	37,500	(3)	$31.30	10/13/2016	1,175	$33,311
	2008	—	—		—	—	1,506	$42,695
Walter Siegel	2006	30,000	60,000	(9)	$30.91	10/24/2015	74	$2,098
	2007	1,250	3,750	(3)	$31.30	10/13/2016	1,369	$38,811
	2008	—	—		—	—	1,398	$39,633
Aaron L. Fisher	2007	24,000	96,000	(10)	$28.10	09/06/2016	549	$15,564
	2008	—	—		—	—	2,513	$71,244

(1)	All grant years represent the fiscal year in which the grant was made.

(2)	Grant of SARs which vest on 09/29/2008.

(3)	Grant of SARs which vest in four equal yearly increments beginning on 10/13/2007.

(4)	Grant of SARs which vest in four equal yearly increments beginning on 07/16/2008.

(5)	Grant of SARs which vest in four equal yearly increments beginning on 10/15/2008.

(6)	Grant of SARs which vest in four equal yearly increments beginning on 01/15/2009.

(7)	Grant of 150,000 stock options and 50,000 SARs which vest in five equal yearly increments beginning on 09/16/2006.

(8)	Grant of stock options which vest on 04/09/2008.

(9)	Grant of stock options which vest in three equal yearly increments beginning on 10/24/2008.

(10)	Grant of stock options which vest in five equal yearly increments beginning on 09/06/2007.

(11)	All restricted stock granted vests in three years from the date of grant with 25% of the grant vesting on the first and second yearly anniversaries of the grant date and 50% of the grant vesting on the third yearly anniversary of the grant date. Excluding signing bonuses or other special grants, restricted stock is granted on a quarterly basis pursuant to the Company’s MIP.

(12)	Market value is calculated by multiplying the total number of shares of restricted stock that are unvested by $28.35, which was the closing price of a share of company stock, as listed on the NASDAQ, on 2/29/08.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during fiscal year 2008 for each named executive officer on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED — FISCAL YEAR 2008

	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on
	Exercise	Upon Exercise	Vesting	Value Realized
Name	(#)	($)	(#)	Upon Vesting
(a)	(b)(1)	(c)	(d)(2)	($)(e)

Steven J. Bilodeau	106,250	$2,271,500	11,443	$405,090
David S. Smith	—	—	5,625	$205,972
Peter S. Byrnes	20,250	$428,227	1,524	$54,294
Walter Siegel	10,000	$76,259	1,304	$49,705
Aaron L. Fisher	—	—	183	$7,095

(1)	Since all SARs are cash-settled, no shares are acquired upon exercise of SARs, although SARs are included in this table.

(2)	Represents vesting of shares acquired pursuant to the Company’s MIP, except Mr. Siegel’s and Mr. Smith’s totals also include some restricted shares that vested pursuant to signing bonuses granted to them upon the commencement of their respective employment with the Company.

PENSION BENEFITS — FISCAL YEAR 2008 (as of February 29, 2008)

			Present Value of
		Number of Years	Accumulated	Payments During
	Plan	Credited Service	Benefit	Last Fiscal Year
Name	Name	(#)	($)	($)
(a)	(b)(1)	(c)	(d)(2)	(e)

Steven J. Bilodeau	SERP	9	$417,101	—
David S. Smith	SERP	2	$49,630	—
Peter S. Byrnes	SERP	12	$215,402	—
Walter Siegel	SERP	2	$35,935	—
Aaron L. Fisher	SERP	1	$41,670	—

(1)	For a description of the Company’s SERP, see the Compensation Discussion and Analysis contained in this proxy statement.

(2)	The valuation method and material assumptions applied in qualifying the present value of the current accrued benefit are located in the Section entitled “Supplemental Executive Retirement Plan” on page 72 of the Company’s Annual Report on Form 10-K for fiscal year 2008 filed on April 29, 2008.

CHANGE OF CONTROL AND SEVERANCE PAYMENTS

The following table provides information concerning the estimated payments and benefits that would be provided in the event of termination upon a change of control, termination without cause, and termination for death or disability for each of the named executive officers. The calculations do not include accrued but unpaid obligations, such as expense or other reimbursements. A narrative description of the estimated payments and benefits to Messrs. Bilodeau, Smith, Siegel and Fisher is contained in the summary of their employment or letter agreements in the Employment Agreement section of this proxy statement. Mr. Byrnes is entitled to receive those benefits applicable to Executives under the Company’s Severance Plan. The Severance Plan provides that Executives, as defined by the Severance Plan, are entitled to receive three months of salary and three months of COBRA benefits for termination without cause; if termination without cause follows a change of control of the

Company (as defined in the Severance Plan) the salary benefit is increased to six months of salary. Mr. Siegel is also entitled to receive under the Severance Plan the same COBRA benefit as Mr. Byrnes.

Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2008 (February 29, 2008), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($28.35). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any of the assumptions used to estimate potential payments and benefits is not correct. Actual payments or benefits could be materially different than those set forth below. The Company estimates as of February 29, 2008 that no 280G or 409A gross ups would have been due Messrs. Bilodeau, Smith, Fisher or Siegel assuming a triggering event took place on that day. If payments are subject to a six month delay upon a separation of service under 409A Messrs. Siegel, Smith, Fisher and Bilodeau would be entitled to interest on the delayed payments at the rate of prime plus 2%. The amounts calculated for Mr. Smith do not represent the severance he received upon his termination of employment with the Company on April 30, 2008.

The Company’s form of stock option grant agreement for the 2005 Inducement Stock Option and Restricted Stock Plan contains non-solicit and confidentiality clauses that entitle the Company in the event of a breach of the foregoing clauses to seek to reclaim any profits made by an individual from the sale of stock options during the one year period prior to such breach. Messrs. Siegel, Fisher and Smith have received stock options subject to this form of agreement. Messrs. Siegel and Fisher have also executed the Company’s standard form employee agreement, which also contains confidentiality and non-solicit clauses; Mr. Byrnes, executed an earlier version of this standard form employee agreement that contains a confidentiality clause, but not a non-solicit clause. The employment agreements of Messrs. Bilodeau and Smith also contain confidentiality, non-compete and non-solicit clauses, and Mr. Fisher’s employment letter contains a non-compete and non-solicit clause.

		Potential				Potential
		Payment ($) in		Potential		Payment ($) for
		Connection With		Payment ($) for		Termination
		a Change of		Termination		Upon Death or
Name	Type of Benefit	Control(1)		Without Cause(2)		Disability

Steven J. Bilodeau	Base Salary	570,000		570,000		570,000
	Bonus	904,590		904,590		904,590
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	1,733,146	(3)	1,733,146	(3)	1,733,146	(3)
	Pension Vesting or Payment (Represents the Undiscounted Full Value of all Payments Under the Company’s SERP)	1,995,000	(4)	1,849,484	(4)	1,849,484	(4)
	Continuation of Health and Welfare Benefits	42,114		42,114		42,114

(1)	Mr. Bilodeau is entitled to these payments and benefits even if there is no termination. Mr. Bilodeau is also entitled to these benefits if the shareholders do not re-elect him as a Director, or if he is removed as a Director once elected.

(2)	Mr. Bilodeau is also entitled to these benefits if his contract is not renewed or his compensation or duties are reduced or if he is required to relocate his employment outside of Long Island.

(3)	This amount consists of $843,750 relating to SARs and stock options, and $889,396 relating to restricted stock awards.

(4)	By virtue of Mr. Bilodeau’s 9 years of service to the Company, Mr. Bilodeau as of February 29, 2008 was already 90% vested in his SERP; the amount set forth in these columns has not been reduced by the value of the already vested SERP benefits for Mr. Bilodeau. In other words, Mr. Bilodeau is currently entitled to receive approximately 90% of the amount listed in the first column even if he is not terminated, disabled or dies, or if the Company does not undergo a change of control.

		Potential
		Payment ($) in
		Connection With		Potential		Potential
		Termination		Payment ($) for		Payment ($) for
		Following		Termination		Termination
		Change of		Without Cause		Upon Death or
Name	Type of Benefit	Control(1)		(2)		Disability

David S. Smith	Base Salary	325,000		325,000		325,000
	Bonus	162,500		331,500		331,500
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	610,331	(3)	521,231	(4)	521,231	(4)
	Pension Vesting or Payment (Represents the Undiscounted Full Value of all Payments Under the Company’s SERP)	1,137,500		Not Applicable		Not Applicable
	Continuation of Health and Welfare Benefits	25,812		25,812		25,812

(1)	Mr. Smith is also entitled to this payment or benefit if he terminates his employment within six months of a change of control.

(2)	Mr. Smith is also entitled to this payment or benefit if his compensation or duties are reduced or if he is required to relocate his employment outside of Long Island.

(3)	This amount consists of $356,400 related to SARs and stock options, and $253,931 relating to restricted stock awards.

(4)	This amount consists of $267,300 related to SARs and stock options, and $253,931 relating to restricted stock awards.

		Potential
		Payment ($) in
		Connection With				Potential
		Termination		Potential		Payment ($) for
		Following		Payment ($) for		Termination
		Change of		Termination		Upon Death or
Name	Type of Benefit	Control(1)		Without Cause(2)		Disability

Aaron L. Fisher	Base Salary	300,000		300,000		300,000
	Bonus	180,000		Not Applicable		Not Applicable
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	63,200	(3)	63,200	(3)	63,200	(3)
	Pension Vesting or Payment (Represents the Undiscounted Full Value of all Payments Under the Company’s SERP)	Not Applicable		Not Applicable		Not Applicable
	Continuation of Health and Welfare Benefits	17,208		17,208		17,208

(1)	Mr. Fisher is also entitled to this payment or benefit if his compensation or duties are reduced following a change of control even if his employment is not terminated.

(2)	Mr. Fisher is also entitled to this benefit if he is required to relocate more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island.

(3)	This amount consists of $12,000 relating to stock options and $51,200 relating to restricted stock awards.

		Potential
		Payment ($) in
		Connection With		Potential		Potential
		Termination		Payment ($) for		Payment ($) for
		Following		Termination		Termination
		Change of		Without Cause		Upon Death or
Name	Type of Benefit	Control(1)		(2)		Disability

Walter Siegel	Base Salary	280,000		280,000		280,000
	Bonus	Not Applicable		Not Applicable		Not Applicable
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	80,542	(3)	80,542	(3)	80,542	(3)
	Pension Vesting or Payment	Not Applicable		Not Applicable		Not Applicable
	Continuation of Health and Welfare Benefits	4,223		4,223		Not Applicable

(1)	Mr. Siegel is also entitled to this payment or benefit if his compensation or duties are reduced following a change of control even if his employment is not terminated.

(2)	Mr. Siegel is also entitled to this benefit if he is required to relocate more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island.

(3)	This amount relates solely to restricted stock awards.

Mr. Byrnes receives the standard severance and continuation of health and welfare benefits applicable to executives under the Severance Plan in the event of termination without cause, a required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, or a change of control. The amounts are set forth below:

		Potential
		Payment ($) in
		Connection With
		Termination	Potential
		Following	Payment ($)
		Change of	for Termination
Name	Type of Benefit	Control	Without Cause

Peter S. Byrnes	Base Salary	130,000	65,000
	Continuation of Health and Welfare Benefits (COBRA)	4,143	4,143

The following table sets forth the compensation paid to or earned during fiscal year 2008 by our non-management Directors:

DIRECTOR COMPENSATION — FISCAL YEAR 2008(1)

					Non-Equity
	Fees Earned				Incentive	Nonqualified
	or Paid in	Stock	Option		Plan	Deferred	All Other
	Cash	Awards	Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)(2)	($)(2)		($)	Earnings	($)	($)

Timothy P. Craig	$34,500	—	$138,253		—	$34,500	—	$207,253
Peter F. Dicks	$25,500	—	$138,253		—	$25,500	—	$189,253
James A. Donahue	—	—	$138,253		—	$61,000	—	$199,253
Ivan T. Frisch	$34,500	—	$138,253		—	$34,500	—	$207,253
Andrew M. Caggia	$17,500	—	$242,519	(3)	—	$17,500	—	$277,519

(1)	As of February 29, 2008, the Directors of SMSC owned respectively the following number of shares of common stock of the Company (including phantom stock units pursuant to the Deferred Compensation Plan for Directors), stock options and cash-settled SARs: Timothy P. Craig: 6,317 shares consisting solely of phantom stock units, 40,907 options, and 24,500 SARs; Peter F. Dicks: 47,829 shares including 10,530 phantom stock units, 90,749 options, and 35,000 SARs; James A. Donahue: 8,411 shares consisting solely of phantom stock units, 40,907 options, and 24,500 SARs; Ivan T. Frisch: 19,642 shares including 11,074 phantom stock units, 52,333 options and 35,000 SARs; Andrew M. Caggia: 11,950 shares including 770 phantom stock units, 0 options, and 49,500 SARs. The grant date and fair values for cash-settled SARs granted to directors in fiscal year 2008 are set forth in the following table. No other equity-based awards were granted to the directors in fiscal year 2008 except for phantom stock pursuant to the Deferred Compensation Plan for Directors.

		SARs Granted	Grant Date	Aggregate Grant
Director	Grant Date	In FY 2008	Fair Value ($)	Date Fair Value ($)

Andrew M. Caggia	4/16/2007	3,500	$13.75	$48,125
Andrew M. Caggia	7/16/2007	3,500	$17.13	$59,955
Andrew M. Caggia	10/15/2007	3,500	$15.22	$53,270
Andrew M. Caggia	1/15/2008	3,500	$10.66	$37,310
Ivan T. Frisch	4/16/2007	3,500	$13.75	$48,125
Ivan T. Frisch	7/16/2007	3,500	$17.13	$59,955
Ivan T. Frisch	10/15/2007	3,500	$15.22	$53,270
Ivan T. Frisch	1/15/2008	3,500	$10.66	$37,310
James A. Donahue	4/16/2007	3,500	$13.75	$48,125
James A. Donahue	7/16/2007	3,500	$17.13	$59,955
James A. Donahue	10/15/2007	3,500	$15.22	$53,270
James A. Donahue	1/15/2008	3,500	$10.66	$37,310
Peter F. Dicks	4/16/2007	3,500	$13.75	$48,125
Peter F. Dicks	7/16/2007	3,500	$17.13	$59,955
Peter F. Dicks	10/15/2007	3,500	$15.22	$53,270
Peter F. Dicks	1/15/2008	3,500	$10.66	$37,310
Timothy P. Craig	4/16/2007	3,500	$13.75	$48,125
Timothy P. Craig	7/16/2007	3,500	$17.13	$59,955
Timothy P. Craig	10/15/2007	3,500	$15.22	$53,270
Timothy P. Craig	1/15/2008	3,500	$10.66	$37,310

(2)	Amounts shown do not reflect compensation actually received by the Director for fiscal year 2008. Instead the amounts shown are the compensation costs recognized by the Company for stock, options and SARs in fiscal year 2008 for financial statement reporting purposes as determined pursuant to FAS 123R. The assumptions used in the calculation of values for option awards and SARs are set forth under the section entitled “Benefit and Incentive Plans” on page 67 of SMSC’s Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on April 29, 2008.

(3)	Includes the FAS 123R expense for restricted stock, stock options and SARs Mr. Caggia received while still an employee of the Company.

Compensation of Directors.  Directors who are not officers of SMSC receive an annual basic retainer of $35,000, committee chairpersons receive an additional annual retainer of $18,000 per committee and committee members receive an additional annual retainer of $8,000 per committee.

SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors provides for deferred payment in shares of SMSC common stock, at the election of the Director, of 100% or 50% of such Director’s annual retainer and each chairperson or committee retainer to which the Director is entitled. The deferred amount is credited in the form of phantom share units, ultimately payable in shares of stock, when the Director ceases to be a Director for any reason, or in cash only, upon the occurrence of a change in control of SMSC.

Under SMSC’s 2001 and 2003 Director Stock Option Plans, options to purchase an aggregate of 350,000 shares of SMSC common stock were authorized for grant to Directors who are not employees of SMSC or any subsidiary of SMSC. Pursuant to the plans, each eligible Director, upon initial election, is automatically granted a vesting option to purchase 42,000 shares. Such options become exercisable with respect to one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Each eligible Director incumbent for at least three years is automatically granted, on a quarterly basis, an immediately exercisable option to purchase 3,500 shares. The per share exercise price of each option equals the fair market value of a share of the common stock on the date of grant. In general, options are not transferable. Options expire the earlier of ten years after the grant date, or three years after the holder ceases to be a Director. The 1994 Director Stock Option Plan has been terminated, except with respect to outstanding options.

On October 7, 2005, the Board adopted SMSC’s 2005 Director Stock Appreciation Rights Plan (the “2005 SAR Plan”) to replace the 2003 Director Stock Option Plan that no longer had sufficient shares available for the grants that are part of the Board’s normal compensation. The 2005 SAR Plan has an initial quantity of 49,000 SAR units, and was established to function in a manner substantially similar to the 2003 Director Stock Option Plan. The 2005 SAR Plan provides that current service grants will be made quarterly in SARs, in lieu of options as provided in the 2003 Director Stock Option Plan; and that each service grant of SARs shall be paid on a fixed date at the end of the fifth fiscal year following the date of grant, and not be exercisable at the option of the Director.

On July 11, 2006, the Board of the Company approved the Standard Microsystems Corporation 2006 Directors Stock Appreciation Rights Plan (the “2006 Directors Plan”). The 2006 Directors Plan provides for 200,000 SARs to be made available for issuance to the Directors of the Company. The SARs are intended to function substantially similar to stock options, but shall be cash-settled exclusively. The 2006 Directors Plan provides for 42,000 SARs to be granted to non-employee Directors at fair market value upon initial election to the Board (“Initial SARs”). The Initial SARs vest in equal one third (1/3) annual increments over three years. The 2006 Directors Plan also provides for each serving Director after his third year of service to receive 3,500 SARs at fair market value on each of July 15, October 15, January 15 and April 15 (“Current SARs”). Each grant of Current SARs vests one year after the grant date. The amount and timing of Initial and Current SAR grants under the 2006 Directors Plan are consistent with the 2005 SAR Plan. Directors will not receive duplicative SAR grants under the 2006 Directors Plan and the 2005 SAR Plan. The term of the SARs grants are ten years. On April 9, 2008 the Board of Directors amended the 2006 Directors Plan to add an additional 200,000 SARs for a total of 400,000 SARs as the capacity of the 2006 Directors Plan was being exhausted.

Only non-employee Directors are eligible to receive awards under Director compensation plans.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of February 29, 2008. The inducement options granted did not require shareholder approval.

			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
	warrants and rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,139,111	$17.78	390,324	(2)
Equity compensation plans not approved by security holders — Inducement Options(1)	2,273,764	$24.98	128,502	(3)

Total(4)	3,412,875	$22.58	518,826

(1)	SMSC has cumulatively entered into stock option agreements with various new employees, and has granted 3,128,932 shares (net of cancellations) from the 2002, 2003, 2004, and 2005 Inducement Stock Option Plans that have not been approved by shareholders. Of the total amount granted, 2,273,764 shares are outstanding as of February 29, 2008. Such options are non-qualified, and are generally exercisable in annual increments of 20% or 25% over a 5-year or 4-year period, and will expire on the tenth anniversary of the respective grant dates. Exercise prices for these options range from $13.96 to $36.13. SARs are not included in this table as they can only be settled in cash.

(2)	Can issue 303,240 shares as restricted stock awards.

(3)	Can issue 126,423 shares as restricted stock awards.

(4)	The following plans have been approved by the shareholders of the Company:

1993 Stock Option Plan for Officers and Key Employees
1994 Stock Option Plan for Officers and Key Employees
1996 Stock Option Plan for Officers and Key Employees
1998 Stock Option Plan for Officers and Key Employees
1999 Stock Option Plan for Officers and Key Employees
2000 Stock Option Plan for Officers and Key Employees
2001 Stock Option and Restricted Stock Plan for Officers and Key Employees
2003 Stock Option and Restricted Stock Plan for Officers and Key Employees
1994 Director Stock Option Plan
2001 Director Stock Option Plan
2003 Director Stock Option Plan

The following plans have not been approved by the shareholders of the Company:

2002 Inducement Stock Option Plan
2003 Inducement Stock Option Plan
2004 Inducement Stock Option Plan
2005 Inducement Stock Option and Restricted Stock Plan

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

During fiscal years 2008 and 2007, the Company purchased approximately $2.4 million and $4.1 million respectively, of test equipment, services and supplies in the ordinary course of its business from Delta Design, Inc., of which our Director, James A. Donahue, is President and Chief Executive Officer. Delta Design, Inc. is a subsidiary of Cohu, Inc. of which Mr. Donahue is also President and Chief Executive Officer. The purchases for fiscal year 2008 were re-approved pursuant to the procedures regarding related transactions set forth below.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee or another independent body of the Board of Directors review[s] for approval or ratification all transactions required to be reported under the SEC’s rules regarding transactions with related persons according to written procedures adopted by the Board in May 2007. In reviewing such a transaction, these procedures require the Audit Committee or another independent body of the Board to evaluate the transaction in light of factors including:

•	the benefits of the transaction to the Company.

•	the material terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business.

•	the direct or indirect nature of the related person’s interest in the transaction.

•	the size and expected term of the transaction.

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards; and

•	whether the transaction is expected to occur on an ongoing basis as part of the Company’s ordinary course of business.

An independent body of the Board reconfirmed its approval of the Company’s transactions with Delta Design, Inc. pursuant to these written procedures in April 2008.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SMSC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on the review and discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in this Proxy Statement.

COMPENSATION COMMITTEE

Timothy P. Craig, Chairman
Peter F. Dicks
Ivan T. Frisch

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or issues of insider participation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC to continue as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2009. Representatives of PwC are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Fees

The fees billed or expected to be billed by PwC for professional services rendered for the fiscal years ended February 29, 2008 and February 28, 2007 are reflected in the following table (in thousands):

	2008	2007

Audit Fees	$1,693	$1,403
Audit-Related Fees	$86	$23
Tax Fees	$58	$55
All Other Fees	$2	$2

Total Fees	$1,839	$1,483

Audit Fees

The audit fees were for professional services rendered for the audit of SMSC’s consolidated financial statements and internal controls with regulatory requirements under the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PwC with statutory and regulatory filings or engagements.

Audit-Related Fees

The audit-related fees were for certain attest services related to the implementation of new accounting standards and the performance of various other financial accounting, reporting and assurance services related to mergers and acquisitions.

Tax Fees

The tax fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

Other Fees

All other fees were for services other than the services reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. In each of fiscal years 2008 and 2007, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended February 29, 2008. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Management represented to the Audit Committee that SMSC’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that SMSC’s internal control over financial reporting was effective as of February 29, 2008.

The Audit Committee reviewed and discussed SMSC’s financial statements and system of internal controls for the fiscal year ended February 29, 2008 with management and with PricewaterhouseCoopers LLP, SMSC’s independent registered public accounting firm for fiscal 2008. The Audit Committee also discussed and reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended. This review included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of SMSC’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, and has discussed with PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in SMSC’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008 for filing with the SEC.

The Audit Committee:

Messrs. James A. Donahue, Chairman, Timothy P. Craig, Ivan T. Frisch

By order of the Board of Directors,

Walter Siegel,
Vice President, General Counsel & Secretary

Dated: May 23, 2008

STANDARD MICROSYSTEMS CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Standard Microsystems Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Standard Microsystems Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE VOTING BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STMIC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANDARD MICROSYSTEMS CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” proposals 1 and 2. Vote on Directors		☐	☐	☐
1.	ELECTION OF DIRECTORS

Nominees:
01) Steven J. Bilodeau 02) Peter F. Dicks 03) Stephen C. McCluski

Vote on Proposal		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.	☐	☐	☐

NOTE:
(Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name, and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your title. If shares are held jointly, EACH holder should sign.)

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

STANDARD MICROSYSTEMS CORPORATION
PROXY - Annual Meeting of Stockholders - July 10, 2008
      STEVEN J. BILODEAU and WALTER SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting, or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 2008 annual meeting of stockholders, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.
Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE PROPERLY MARKED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be dated and signed on other side)